Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER SERVICES AGREEMENT

between

GE TECHNOLOGY DEVELOPMENT, INC.

and

SKYX PLATFORMS CORP.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is entered into on December 1, 2023 (“Effective Date”) by GE Technology Development, Inc., a subsidiary of the General Electric Company and a corporation organized under Delaware State law, (“Company” or “GE”), and by SKYX Platforms Corp., a corporation organized under Florida State law (“SKYX” and, together with the Company, “Parties”).

WHEREAS, SKYX owns valuable technology and Intellectual Property (as defined below) in connection with standard and smart electrical products including lighting and other products and connectors which are safe and easy to install and use;

WHEREAS, the Company leverages industry leading technology commercialization approaches to unlock value and accelerate growth by monetizing technologies and intellectual property through new business models into existing, adjacent and new markets; and

WHEREAS, the Parties desire to enter into this Agreement to collaborate, to identify, develop, and monetize technologies and intellectual property globally.

The Parties hereby agree as follows:

1.	Definitions. The following terms in this Agreement have the following meanings:

a)	“Account Manager” means a Company representative for a respective Program.

b)	“Affiliate” means with respect to a Party, and as of the Effective Date: (a) any company, firm or entity which directly or indirectly owns, controls or directs such Party (“Parent”); (b) any company, firm or entity which is under common ownership or control of the Parent of such Party; and (c) any company, firm or entity, which is owned, controlled or directed by such Party. For purposes of this definition “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

c)	“Business Champion” means a SKYX representative for a respective Program.

d)	“Earned Revenue” means all commercial benefits, including but not limited to, all license fees, milestone payments, technology transfer fees (unless to the extent performed at cost), royalty payments, payments for the purchase of Intellectual Property, other payments, or other commercial value generated by any Licensing Agreement.

e)	“Company Work Product” means all documentation and presentations created by Company in order to fulfill the Services listed in Section 4, including, but not limited to, slide decks, market reports, or other materials.

f)	“Intellectual Property” means all intellectual property and proprietary rights, including without limitation, all rights of inventorship and authorship, inventions, patents, patent applications (whether published or unpublished), and know-how for any product, process, method, machine, manufacture, design, composition of matter, or any new or useful improvement thereof, as well as rights in copyright, trademark, trade dress, service mark, trade secret, computer software, data, databases, design patents, design rights, and mask works.

g)	“Licensing Agreement” means any arrangement between SKYX or an Affiliate of SKYX with any Third Party in connection with SKYX Intellectual Property which results in SKYX or an Affiliate or an owner of SKYX receiving revenue or commercial value, directly or indirectly, such arrangement including but not limited to, technology transfers, technology licenses, patent transfers, patent licenses, Intellectual Property licenses, and Intellectual Property sales.

h)	“Licensee(s)” means one or more Third Parties which enter into a Licensing Agreement with SKYX to license some or all of the SKYX Intellectual Property.

i)	“Licensor” means SKYX or an Affiliate of SKYX.

j)	“Program” means a monetization opportunity in connection with certain designated SKYX Intellectual Property, SKYX Patents, and/or SKYX Products, that has been approved in writing by both Company and SKYX, for which Company will perform the Services (defined below) as further detailed in a SOW (defined below).

k)	“SKYX Intellectual Property” means Intellectual Property owned or controlled by SKYX or any Affiliates thereof.

l)	“SKYX Patents” means patents and patent rights owned or controlled by SKYX or Affiliates thereof, or which SKYX or an Affiliate thereof has the right to license without a requirement to obtain consent or to pay any consideration to any Third Party, and such patents shall be identified in a SOW for a specified Program.

m)	“SKYX Products” means products owned by SKYX dealing with connection standard and smart electrical products, including but not limited to lighting and other products and connectors which are safe and easy to install and use.

n)	“Proprietary Information” means: (A) information which is disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”) and identified in writing at the time of disclosure by an appropriate marking as Proprietary Information; (B) information transmitted orally where such information is understood, or considering the nature of the information should have been understood, by the Receiving Party to be confidential; and, (C) Technical Information obtained from SKYX or produced by SKYX during performance of this Agreement. Proprietary Information of GE includes information from GE and any Affliate of GE provided to SKYX in connection with this Agreement. Proprietary Information of SKYX includes information from SKYX and any Affiliate of SKYX provided to GE in connection with this Agreement.

o)	“Statement of Work” or “SOW” means a written document executed by the Parties, in substantially the form as identified in Exhibit A, that outlines the specific details of a Program, including a list of potential Licensees reviewed and approved by SKYX, and modification, if any, to the Agreement relative to that specific SOW. Each SOW is governed by the terms of this Agreement. Any conflict between the terms of an SOW and this Agreement shall be resolved in favor of this Agreement except where the SOW expressly states that this Agreement is to be overridden.

p)	“Technical Information” means technical information and data, whether documented or undocumented, which would reasonably be considered proprietary to SKYX, including all SKYX design, manufacturing, assembly, and user maintenance information, drawings, performance/material/procurement specifications, methods, practices, electronic/computer files and software, as well as modifications, revisions, and improvements to these items by SKYX. Technical Information excludes design standards, methods, processes, frameworks, practices, analyses, benchmarking information, know-how, databases, and computer software that are not specific to any Program that were developed by the Company prior to the Effective Date.

q)	“Third Party” means any person or entity except GE or its Affiliates or SKYX or its Affiliates.

2.	License Management Arrangement. The Parties agree that Company shall exclusively manage all licensing and monetization of SKYX Intellectual Property, during the term of an applicable SOW solely with respect to the scope of that SOW, subject to Paragraph 13(a). SKYX agrees to regularly engage with the Company to collaborate in reviewing SKYX’s new and existing Intellectual Property and technology commercialization opportunities to identify Programs that are potentially suitable for commercialization.

3.	Governance. For each Program, SKYX shall designate at least one Business Champion that has the requisite authority to negotiate and sign an applicable SOW on behalf of SKYX. The Business Champion and an Account Manager designated by the Company will manage the flow of information between SKYX and the Company and share information regarding the Program, financials, and related documents with the other Party upon request.

4.	Services

a)	Services to be performed by the Company for SKYX (“Services”) pursuant to this Agreement and associated SOWs include, but are not limited to, as appropriate, Intellectual Property assessment and evaluation, recommendations to amend and otherwise enhance current SKYX patents and filings, commercially reasonable support in the defense and enforcement of SKYX Intellectual Property as may be mutually agreed to in writing between the Parties, financial valuation and benchmarking, marketing strategy, IP strategy and monetization consultation, deal origination, negotiation, and execution, audit and contract administration, and other related services.

b)	Upon identification of a Program, the Parties shall execute a SOW to further detail the specific Services the Company shall perform for such Program. Company shall use commercially reasonable efforts to convert each such Program into a Licensed Program (defined below).

c)	The Company shall at least quarterly provide SKYX with financial sheets as specified in Section 5(c)(i) (if applicable) and status reports with respect to each Program.

d)	The Company will use commercially reasonable efforts to audit a Licensed Program, as defined below, if and when the Parties both deem (in writing) that such audit is necessary, subject to the terms and conditions setting forth the audit rights with respect to the applicable Licensed Program.

5.	Compensation and Expenses.

a)	Costs. All costs and expenses normally associated with any Program are to be undertaken by the Company and any exceptions shall be explicitly stated in the applicable SOW, or as mutually agreed by the Parties. In the event the Company encounters the need to incur significant costs and expenses associated with an applicable Program that were not contemplated by the applicable SOW, the Parties shall mutually agree how to address such costs and expenses, including by amending the applicable SOW if necessary, in advance of the Company incurring such costs and expenses.

b)	Value Shares.

i)	Unless otherwise agreed by the Parties in the applicable SOW, when a Program is monetized by the licensing of Program technology and/or SKYX Intellectual Property by SKYX or an Affiliate of SKYX to one or more Licensees in connection with such Program (“Licensed Program”), SKYX shall receive [***]% of any Earned Revenue realized from such monetization of the Program and the Company shall receive the remaining [***]% of such Earned Revenue (“Company Value Share”). The Company Value Share referenced in this Section 5(b) shall also be payable to Company for all Earned Revenue relating to a Licensed Program involving a Licensee that Company communicated with and/or identified to SKYX or an Affiliate thereof upon mutual written consent, as documented in the relevant Program Statement of Work-SOW, at any time during or before the Term of this Agreement in connection with this Agreement or a previous agreement with SKYX (including any predecessors of SKYX such as SKY Technology, LLC). The duration of Company receiving the Company Value Share referenced in this Section shall extend during the entire time for which a particular Licensee (which Company communicated with and/or identified to SKYX pursuant to the terms of this Agreement) is a party to a Licensing Agreement whether or not Company is managing such relationship with Licensee. If Company introduces or identifies to SKYX (or an Affiliate thereof) upon mutual written consent, a potential Licensee and SKYX (or an Affiliate thereof) and such potential Licensee (or an Affiliate thereof) enter into a Licensing Agreement within twelve (12) months of such introduction or identification by Company, then the Company shall receive [***]% of the Earned Revenue associated with all Licensing Agreements between any of SKYX or any Affiliate thereof, and such potential Licensee (or any Affiliate thereof) during the term of all Licensing Agreements between SKYX (or any Affiliate thereof) and such potential Licensee (or any Affiliate thereof) whether or not Company assisted in the negotiation of any Licensing Agreement with such potential Licensee and whether or not Company is managing the relationship between such potential Licensee and SKYX.

c)	Payment Terms.

i)	Invoices. As the Licensor, SKYX shall directly receive Earned Revenue from Licensees for each transaction arising from a Licensed Program. SKYX shall provide to Company full administrative access to view and account for and reconcile to the applicable Licensees such Earned Revenue. Within 15 days after the end of each calendar quarterly period, Company shall provide SKYX with a financial sheet (A) itemizing the Earned Revenue generated by such Licensed Program during such quarterly period, and (B) the amount of Company’s corresponding Company Value Share payment due from SKYX with respect to such Licensed Program for such quarterly period. Within 15 days after Company provides a financial sheet to SKYX, Company shall issue an invoice to SKYX associated with such financial sheet for any Company Value Share sums due by SKYX to Company.

ii)	Payments. SKYX shall pay each invoice from Company within sixty (60) days after receipt thereof.

iii)	Recordkeeping and Audit. Each Party shall keep true and accurate records, files and books of accounts regarding all Earned Revenue received by it and containing all the necessary data reasonably required for the full computation and verification of the amounts owed and the information to be provided in the invoices and/or funds to be delivered pursuant to this Section 5(c), and shall upon reasonable request and during regular business hours permit representatives of the other Party to inspect the same for the sole purpose of determining the amounts payable and due under this Agreement. SKYX agrees to reasonable audit rights by Company or an auditor designated by Company to determine Licensees and Earned Revenue associated with such Licensees, including Licensees whose relationship is not being managed by Company, and such audit rights shall extend from the Effective Date until five (5) years after the earlier of the termination or expiration of this Agreement.

6.	Program Termination and Implementation Rights.

a)	Program Implementation. Upon the Parties’ execution of an SOW with respect to a Program, the Company will have the sole right to implement such Program for the duration of the associated SOW. If within the term of the associated SOW the Company has executed a Licensing Agreement with a Licensee relating to the applicable Program, the Company shall continue to be the sole implementer of such Program for the longer of the term of the SOW and the term of the Licensing Agreement (including renewals thereof), or as otherwise agreed in writing by the Parties.

b)	Termination of a Licensed Program. If SKYX unilaterally terminates a Licensed Program (each, a “Terminated Program”), the Company may, within 30 days after notice to Company of such termination, submit to SKYX an itemized summary of its actual costs and expenses incurred in connection with such Terminated Program prior to such termination and an associated invoice, and the Company shall be entitled to an amount equal to the amount of such costs and expenses, (as reflected in the invoice), in addition to the future Company Value Share due to Company from any Licensed Program.

7.	Confidentiality and Intellectual Property Rights.

a)	Confidentiality.

i)	Confidentiality. The Receiving Party agrees: (i) to use the same degree of care to prevent disclosure of the Disclosing Party’s Proprietary Information as it uses to prevent disclosure of its own Proprietary Information (but not less than reasonable care); (ii) to use such Proprietary Information only to conduct business related to this Agreement; and (iii) not to disclose such Proprietary Information, except that the Receiving Party may disclose such Proprietary Information to its Affiliates, agents, advisors, and representatives who are bound by terms protecting such Proprietary Information at least as restrictive as those in this Agreement (collectively “Representatives”) to the extent necessary to permit such Representatives to assist the Receiving Party in matters related to performance under this Agreement. Each Party acknowledges that money damages would not be a sufficient remedy for any unauthorized disclosure of Proprietary Information. In the event of breach, a Party is entitled to any remedies at law or in equity, excluding special, consequential, indirect, punitive, or exemplary damages. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law. Trade secrets shall be maintained until they enter the public domain. These duties of confidentiality, other than trade secrets, shall remain for five years after the expiration or termination of this Agreement.

ii)	Information Not Covered. Notwithstanding Section 7(a)(i), the Receiving Party’s obligations with respect to the Disclosing Party’s Proprietary Information are not applicable to Proprietary Information which: (1) is in the public domain; (2) is subsequently developed by a Receiving Party’s employees who have no knowledge of or access to the Disclosing Party’s Proprietary Information; or (3) is disclosed to the Receiving Party by a Third Party having a bona fide right to do so without breach of this Agreement. Proprietary Information is not deemed to be available to the public or known to a Party merely because it was embraced by a general disclosure or derived from combinations of disclosures generally available to the public or known to SKYX or the Company.

iii)	Mandatory Disclosure. If a Receiving Party is requested or required by law to disclose any Proprietary Information of a Disclosing Party, such Receiving Party will provide the Disclosing Party prompt notice of each request so that the Disclosing Party may seek an appropriate protective order. If the Receiving Party is legally compelled to disclose such Proprietary Information, the Receiving Party may disclose such Proprietary Information to the extent required without liability under this Agreement.

b)	Ownership of Intellectual Property.

i)	SKYX shall retain ownership of all Intellectual Property generated solely by SKYX or its Affiliates relating to a Program including background, foreground, and future developed Intellectual Property. Company shall retain ownership of all Company Work Product.

ii)	All right, title and interest in and to inventions whether or not patentable, processes, data, improvements, designs, patents relating to SKYX Intellectual Property, relating to a Program, relating to a SOW, or otherwise resulting from this Agreement, conceived, generated and first reduced to practice, during the Term of this Agreement in connection thereof (collectively, “Inventions”), shall, without remuneration, be the sole property of SKYX. The Parties shall take all such actions throughout the Term of this Agreement and thereafter as shall be reasonable in order to transfer all right, title and interest in and to the Inventions to SKYX free and clear of any and all liens, charges or other encumbrance in accordance with this Section. Company shall further reasonably cooperate with SKYX, at SKYX’s reasonable expense, by promptly executing any documents or carrying out any acts that SKYX may determine to be necessary or desirable in order to transfer all rights, title and interest in and to Inventions to SKYX and otherwise to enable SKYX to fully protect its intellectual property and any right, title and interest in and to the Inventions.

8.	Warranties.

a)	Mutual Representations and Warranties. Each Party represents and warrants that: (i) it is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its respective obligations hereunder; and (iii) it will not be in violation of any terms and conditions of any agreement with any other individual or entity by agreeing to the terms and conditions of this Agreement and performing its respective obligations hereunder.

b)	SKYX Representations and Warranties. SKYX warrants and represents that: (i) it is the sole and exclusive owner of, or has a valid license right to use and license, all SKYX Patents, all SKYX Intellectual Property, and all other Intellectual Property underlying or associated with the Programs, free and clear of liens, security interests, and encumbrances of any kind; and (ii) unless otherwise set out in the relevant SOW, no Third Party has any rights, licenses, or options to or under such SKYX Patents and SKYX Intellectual Property (whether contingent or currently exercisable).

c)	Company Representations and Warranties. The Company warrants and represents that: (i) the Services will be provided in accordance with the terms hereof and any applicable SOW in a competent and professional manner; and, (ii) the Services will be performed in compliance with applicable laws, ordinances and regulations and all rules, and regulations issued thereunder.

d)	DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE SERVICES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

9.	Indemnification and Limitation of Liability.

a)	Indemnification. Each Party (the “Indemnifying Party”) will defend, indemnify, and hold harmless the other Party, its Affiliates and its and their respective shareholders, directors, officers, employees and agents (each, an “Indemnified Party”) from, against and in respect of any and all losses, liabilities, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs or expenses of whatever kind (including, without limitation, attorneys’ fees) (collectively “Loss”) suffered or incurred, directly or indirectly by such Indemnified Party by reason of, resulting from, arising out of, or in connection with: (i) the breach by the Indemnifying Party of any representation or warranty contained in this Agreement or from the failure of the Indemnifying Party to perform any covenant contained in this Agreement; or (ii) the gross negligence or willful misconduct of the Indemnifying Party. The indemnification obligations of Company are limited, in the aggregate, to the Company Value Share received by Company in the twenty-four (24) months prior to any Loss suffered by SKYX for which indemnification is sought by SKYX. SKYX shall defend, indemnify, and hold harmless Company and any Indemnified Party of Company from, against, and in respect of any and all losses, liabilities, damages, deficiencies, claims (including Intellectual Property claims), actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind (including, without limitation, attorney’s fees) suffered or incurred directly or indirectly by reason of, resulting from, arising out of, or in connection with any SKYX Products associated with any Program

b)	LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES WHATSOEVER, WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF THIS AGREEMENT OR EITHER PARTY’S PERFORMANCE OR NONPERFORMANCE HEREUNDER. THE COMPANY’S AGGREGATE LIABILITY TO SKYX UNDER THIS AGREEMENT SHALL BE LIMITED TO COMPANY VALUE SHARE RECEIVED BY COMPANY IN CONNECTION WITH THIS AGREEMENT DURING THE PREVIOUS TWENTY-FOUR (24) MONTHS FROM WHEN ANY LIABILITY FIRST AROSE.

10.	Relationship of the Parties. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or other formal business organization of any kind. The Company is an independent contractor. No employees of the Company are or will be deemed employees of SKYX or are eligible for participation in any SKYX employee benefit programs. Neither the Company nor any of its employees are in any way legal representatives of SKYX and neither have any right to assume or create any obligation of any kind, expressed or implied, in the name of or on behalf of SKYX. Neither Company nor any of its employees will be deemed to give or have given SKYX any legal advice. SKYX is entitled to its own legal counsel in connection with any activities conducted in connection with this Agreeent and Company shall not be liable for any guidance related to intellectual property or otherwise that Company may provide to SKYX.

11.	Assignment. Except as expressly provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without prior written consent of the other Party. However, either Party may assign this Agreement or any of its rights or obligations hereunder to its successor in interest by operation of law or otherwise (including as a result of merger, sale of stock and sale of all or substantially all of assets). Any attempted assignment, assumption or other transfer of this Agreement or any portion hereof in violation of the foregoing shall be void ab initio. Notwithstanding the forgoing, GE shall be entitled to assign, delegate, or otherwise transfer any its rights, interests, and obligations under this Agreement (in whole or in part) to any of its Affiliates or GE Divested Entities without the prior written consent of SKYX, including for the avoidance of doubt, any such assignment, delegation, or transfer in connection with General Electric Company’s announced Divestiture Event. “GE Divested Entity(ies)” means a GE Affiliate, business unit, division, or organization that has been transferred, divested, spun out, or assigned by way of a business or asset divestiture, merger, spin off, or acquisition, including any such entity that GE forms or will form as a result of GE’s plans to form three separate companies as announced on November 9, 2021 (collectively, “Divestiture Event”).

12.	Controlling Laws and Dispute Resolution.

a)	Controlling Laws. This Agreement shall be governed by all the applicable laws and regulations of the United States. This Agreement is governed by New York State law, excluding conflict of laws rules. The Parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

b)	Dispute Resolution. Any dispute arising out of or relating to this Agreement or any SOW, including the breach, termination, or validity thereof, shall be finally resolved by arbitration in accordance with the then-current rules of arbitration of the International Chamber of Commerce by three arbitrators, of whom each Party shall appoint one and the third shall be selected by mutual agreement of the selected arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-165, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York U.S. The arbitrators are not empowered to award damages in excess of compensatory damages, as provided for in this Agreement, and each Party expressly waives and forgoes any right to punitive, exemplary, or any such similar damages, unless a statute requires that compensatory damages be increased in a specified manner. EACH PARTY KNOWINGLY, VOLUNTARILY, AND WITH ADVICE OF COUNSEL IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OR A BENCH TRIAL (EXCLUDING ARBITRATION) IN ANY PROCEEDING INVOLVING THIS AGREEMENT, ITS SUBJECT MATTER, OR THE RELATIONSHIP BETWEEN THE PARTIES UNDER THIS AGREEMENT.

Should the International Chamber of Commerce or one or more arbitrators determine that a dispute is not arbitrable, the Parties shall and do hereby consent to the exclusive jurisdiction and venue of the state and federal courts of the State of New York, U.S.A.

13.	Expiration, Termination and Suspension.

a)	Term. This Agreement shall have an initial term of five (5) years (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for one-year extension periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”) until either Party gives the other Party notice of its intent not to renew at least six months prior to the expiration of the Initial Term or then-current Renewal Term. The term in a SOW is governed by such SOW notwithstanding expiration or termination of this Agreement. Termination of a SOW has no effect on the Term.

b)	Termination.

i)	Termination by Mutual Agreement. This Agreement and any SOW hereunder may be terminated by mutual written consent of the Parties.

ii)	Termination for Default. Either Party (the “Terminating Party”) may, by written notice to the other Party (the “Defaulting Party”), terminate this Agreement or any SOW if: (I) the Defaulting Party breaches or violates Section 7(a) or Company (Terminating Party in this respect) discovers any inaccuracies in Section 8(b); or (II) the Defaulting Party fails to materially comply with any other material terms and conditions of this Agreement. Termination becomes effective if the Defaulting Party does not cure such breach or failure within 30 days of written notice by Terminating Party or such longer period as the Terminating Party authorizes in writing.

c)	Obligations Upon Expiration or Termination. Neither Party shall be liable for compensation for the loss of anticipated opportunities as a result of termination, expiration or non-renewal of this Agreement, provided that this limitation does not limit the liability for defaults under Section 7. Each Party shall continue to pay the other Party all payments due or that become due under any ongoing SOW. The terms in Sections 5(c), 6, 7, 8, 9, 12, 13(c) and 15 survive expiration or termination of this Agreement.

14.	Waiver and Failure to Enforce. No claim or right arising out of a breach of this Agreement can be discharged by a waiver unless the waiver is supported by consideration and is in writing signed by the aggrieved Party. Either Party’s failure to enforce any provision is not to be construed as a waiver of such provision or of the right to enforce it.

15.	Notice. Communications shall be in English, in writing, and delivered by registered or certified mail, overnight courier, facsimile, personal delivery, or electronic means (accompanied by a notice sent by registered or certified mail, overnight courier, personal delivery, or facsimile within ten business days). Notice shall be sent to the respective addresses set forth below, unless otherwise provided. Notice that is not given in accordance with these terms is effective if acknowledged, in writing, by an authorized officer of the Party to whom it was given.

To the Company:	To SKYX:

GE Technology Development, Inc.	SKYX Platforms
1 Research Circle	11030 Jones Bridge Road
Niskayuna, New York 12309	Johns Creek, GA 30022
Attn: Tom Buccellato	Attn: Patty Barron, COO
Telephone: [***]	Telephone: [***]
E-Mail: [***]	E-Mail: [***]

With a mandatory e-mail copy to:	With mandatory e-mail copies to:
[***]	[***]
[***]

16.	Execution and Modification.

a)	This Agreement, together with all SOWs executed pursuant hereto, constitutes the complete and final agreement concerning the subject matter hereof. The invalidity of any sections of this Agreement shall not affect the validity of the remainder of this Agreement.

b)	This Agreement terminates and supersedes all previous writings relating to the subject matter of this Agreement.

c)	No modification of this Agreement is binding unless made in writing and signed by the Parties hereto.

17.	Incorporation by Reference. Exhibit A referenced in this Agreement is incorporated into this Agreement by reference.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which counterparts when so executed shall be deemed to be an original, but all of which counterparts, taken together, shall constitute but one and the same instrument. Facsimile copies, scanned copies, and emailed copies of this Agreement, as well as electronic signatures and digital signatures, shall be valid.

Remainder of page left intentionally blank; signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Effective Date.

GE TECHNOLOGY DEVELOPMENT, INC.		SKYX PLATFORMS CORP.

By:	/s/ Thomas Buccellato	By:	/s/ John Campi

Name:	Thomas Buccellato	Name:	John Campi

Title:	Senior Managing Director	Title:	Co-CEO

Date:	12/1/ 2023	Date:	12/4/2023

EXHIBIT A

STATEMENT OF WORK

This Exhibit A is effective as of November __, 2023 (“Exhibit A Effective Date”) and is made a part of the Master Services Agreement (“Agreement”) between GE Technology Develoment, Inc. (acting by and through its GE Licensing business unit) and SKYX Platforms Corp., having an effective date of November __, 2023.

1.	Description of the Program. […]

2.	Company Services. […]

3.	Intellectual Property and Other Assets. […]

4.	Other Necessary Work and Resources. […]

5.	Business Champion. SKYX hereby appoints the following representative(s) as its Business Champion with respect to the Program. Any and all communications in connection with this SOW, shall be between the Company and such Business Champion. The Business Champion’s name and contact information is provided below:

Name:

Phone:

E-Mail:

6.	Account Manager. The Company hereby appoints the following representative(s) as its Account Manager with respect to the Program. Any and all communications in connection with this SOW, shall be between SKYX and such Account Manager. The Account Manager’s name and contact information is provided below:

Name:

Phone:

E-Mail:

7.	[Costs. [List any extraordinary costs the Parties have mutually agreed to treat contrary to Section 5(a) of the Agreement.] The Company must seek SKYX’s approval of all such expenses prior to incurring such expense. The Company shall keep an accurate accounting of all accepted expenses and submit expense reports for all such expenses to SKYX. Reimbursement shall be in accordance with established SKYX policies.]

8.	Reporting. […]

9.	Term and Termination. This SOW shall be effective as of the Exhibit A Effective Date and shall continue to be effective until the earlier of (i) its termination in accordance with the Agreement and (ii) any date occurring after the 24-month anniversary of the Exhibit A Effective Date on which there are no active revenue-generating agreements with third parties or other sources of revenue with respect to any associated Program.

IN WITNESS WHEREOF, the Parties have executed this SOW, effective as of the Exhibit A Effective Date.

GE TECHNOLOGY DEVELOPMENT, INC.	SKYX PLATFORMS CORP.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Thomas Buccellato
Senior Managing Director
GE Licensing

General Electric Company
901 N. Main Ave
Norwalk, CT 06851
USA

[***]
T: [***]

SKYX Platforms Corp.
SQL Lighting & Fans, LLC

John Campi, Co-CEO

11030 Jones Bridge Road

Johns Creek, GA 30022

Suite 206

VIA EMAIL

November 28, 2023

RE:	Repayment Plan Under Trademark License Agreement between SQL Lighting & Fans, LLC and GE Trademark Licensing, Inc.

Dear John,

This letter serves to memorialize the discussions and mutual agreement between GE Trademark Licensing, Inc. (“GE”) and SQL Lighting & Fans, LLC (“SQL”) related to the repayment plan for SQL’s overdue and outstanding royalties owed under Section 3.3 of the Trademark License Agreement and the subsequent amendments between GE and SQL (together, “TMLA”). SQL is a wholly-owned subsidiary of SKYX Platforms Corp. (“SKYX”). SQL and SKYX acknowledge and agree that, as a result of the survival provisions set forth in Section 20.14 of the TMLA, such royalties remain due and owing following the mutual agreement between GE and SQL not to renew the TMLA.

In advance of the non-renewal of the TMLA by the parties on November 30, 2023, both parties have agreed to a revised royalty payment obligation for SQL. The revised royalty payment obligation set forth below amends and supersedes the letter agreement between the parties, dated December 1, 2020. Under this new payment arrangement, SQL’s revised royalty payment obligation is $2.7M in the aggregate (the “Royalty Payment”). GE is willing to offer the following terms to restructure and repay the amounts owed under the TMLA, subject to SQL’s quarterly payments (“Restructure Payments”) as follows:

Due Date	Amount Owed
December 15, 2023	$200,000
March 15, 2024	$200,000
June 15, 2024	$200,000
September 15, 2024	$200,000
December 15, 2024	$200,000
March 15, 2025	$200,000
June 15, 2025	$200,000
September 15, 2025	$200,000
December 15, 2025	$200,000
March 15, 2026	$200,000
June 15, 2026	$200,000
September 15, 2026	$200,000
December 15, 2026	$300,000

The Restructure Payments listed above shall be received by GE not later than the applicable due date. SQL shall make the Restructure Payments listed above by wire transfer of immediately available funds to the bank account designated by GE from time to time.

SKYX/SQL represents that it has no inventory other than discontinued accessories under its possession or control that contains the GE word or Monogram, or any trademark owned or associated with General Electric Company. By December 15, 2023, SKYX/SQL must provide a complete list of all GE branded inventory to GE. As a condition of its initial payment term, SKYX/SQL must confirm in writing to GE by March 15, 2024, that it has either destroyed any inventory containing the GE mark or removed the GE mark from such inventory. Failure to offer GE such confirmation shall be deemed an untimely payment and trigger the remedies and obligations set forth below. For clarity, GE retains its inspection rights per section 9.3 of the TMLA agreement.

In addition to these payments, SKYX shall issue to GE a $1,000,000 convertible note (the “Note”) payable to GE on December 15, 2026, with terms and conditions mutually agreed upon by both parties.

If SKYX fails to issue the Note for any reason or no reason at all (including if the parties fail to agree on terms and conditions) by December 28, 2023, then in place of such Note, SKYX shall make the following additional quarterly payments (“Additional Payments”):

Due Date	Amount Owed
March 15, 2027	$350,000
June 15, 2027	$350,000
September 15, 2027	$350,000
December 15, 2027	$350,000

SKYX shall make the Additional Payments listed above by wire transfer of immediately available funds to the bank account designated by GE from time to time.

If SQL fails to make timely Restructure Payments or there is an event of default on the Note (or if SKYX fails to make timely Additional Payments if such Additional Payments were due in place of a Note as set forth above), GE shall have the right to send notice to SQL and SKYX to demand payment of the past due amount under this agreement plus the sum of all remaining payment amounts due under this agreement. SKYX and/or SQL shall make payment of the applicable amount subject to such demand notice by not later than 30 calendar days following SQL’s receipt of such demand notice. This right of GE to accelerate the amounts due under this agreement including the Note or the Additional Payments, as the case may be, does not exclude or limit any other remedies and obligations set forth in Section 20.14 of the TMLA, all of which survive the termination of the TMLA.

Each of SKYX and SQL represent and warrant that this agreement is duly authorized, this agreement is a binding agreement enforceable in accordance with its terms, and the performance of this agreement does not conflict with any agreement to which SKYX or SQL are a party or by which SKYX or SQL is bound.

Please reach out to me should you have any questions regarding the above items. If this repayment plan is acceptable to SKYX and SQL, please provide your written approval by signing below and sending via return email.

Best regards,

/s/ Thomas Buccellato	11/30/2023
Thomas Buccellato
General Electric Company

cc:	Jeffrey Cloud

Agreed to:

SKYX Platforms Corp.

SQL Lighting & Fans, LLC

By:	/s/ John Campi	11/30/2023
Name:	John Campi
Title:	Co-CEO